As filed with the Securities and Exchange Commission on July 1, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Aebi Schmidt Holding AG
(Exact Name of Registrant as Specified in its Charter)

Switzerland	3531	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	Schulstrasse 4 CH-8500 Frauenfeld, Switzerland +41 44-308-5800

(Address of Principal Executive Offices)

The Shyft Group, Inc. 2016 Stock Incentive Plan
The Shyft Group, Inc. 2016 Stock Incentive Plan Amended as of May 2023
The Shyft Group, Inc. Stock Incentive Plan
(Full Titles of the Plans)

The Shyft Group, Inc.
41280 Bridge Street
Novi, Michigan 48375

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “ “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

Reference is hereby made to that certain Merger Agreement, dated as of December 16, 2024 (the “Merger Agreement”), by and among The Shyft Group, Inc., a Michigan corporation (“Shyft”),  Aebi Schmidt Holding AG, a Switzerland Aktiengesellschaft (the “Registrant”), ASH US Group, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Registrant (“Holdco”), and Badger Merger Sub, Inc., a Michigan corporation and direct, wholly owned subsidiary of Holdco (“Merger Sub”), pursuant to which Merger Sub merged with and into Shyft (the “Merger”), with Shyft becoming a direct, wholly-owned subsidiary of Holdco and as an indirect, wholly-owned subsidiary of Aebi Schmidt.

The Registrant is filing this registration statement on Form S-8 (this “Registration Statement”) to register (i) 1,437,058 shares of its common stock, par value $1.00 per share (“Registrant Common Stock”), that are authorized for issuance under outstanding equity awards originally granted under The Shyft Group, Inc. 2016 Stock Incentive Plan (the “Shyft 2016 Plan”) or The Shyft Group, Inc. 2016 Stock Incentive Plan, as amended as of May 2023 (the “Shyft 2023 Plan”) and (ii) 832,133 shares of Registrant Common Stock that may be issued pursuant to The Shyft Group, Inc. Stock Incentive Plan (the “Shyft 2025 Plan”).

In accordance with the terms of the Merger Agreement, the Registrant will assume outstanding awards with respect to 1,381,570 shares of Shyft common stock, no par value (“Shyft Common Stock”), under the 2016 Plan and the Shyft 2023 Plan in connection with the closing of the Merger.  Upon closing, such awards will convert into awards denominated in Registrant Common Stock, with the number of shares subject to each award to be equal to 1.040166432 shares of Registrant Common Stock for each share of Shyft Common Stock.  In addition, 800,000 shares of Shyft Common Stock are authorized for issuance under the Shyft 2025 Plan.  The Registrant is hereby registering a corresponding number of shares of Registrant Common Stock that may be issued under awards to be granted in the future under the Shyft 2025 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 will be delivered to plan participants, without charge, as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such information is not being filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Aebi Schmidt Holding AG (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)
Amendment No. 2 to the Registrant’s registration statement on Form S-4, filed with the SEC on May 12, 2025 (Registration No. 333-286373) (the “Form S-4 Registration Statement”), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)
All reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act (other than the reports, or portions thereof, deemed to have been furnished and not filed with the Commission) subsequent to the date of the Form S-4 Registration Statement.

(c)
The description of the Registrant’s common stock contained in or included by reference in its Form 8-A filed on May 21, 2025, as amended by any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than documents or any information therein deemed to have been furnished and not filed in accordance with rules of the Commission), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers

Under the applicable laws of Switzerland, the liability of members of the board of directors of the Registrant (the “Board”) or executive management cannot be limited in the articles of association. However, the general meeting of shareholders may discharge (release) the members of the Board or executive management from liability for their conduct to the extent the respective facts are known to shareholders. Such discharge is effective only with respect to claims of the company and of those shareholders who approved the discharge or who have since acquired their shares in full knowledge of the discharge. The right of the remaining shareholders to claim damages on behalf of the company expires twelve months after such resolution has been passed.

It is generally permissible under Swiss law to agree in a fiduciary agreement to hold a board member harmless for any liabilities that the board member is confronted with during his or her term of office, save for gross negligence, willful intent, contradictory action with regard to legitimate instructions, or in respect of the violation of certain corporate law duties. Swiss law permits the company or each board member or officer individually to purchase and maintain insurance for directors and officers. The coverage of such insurance depends on the individual insurance policy.

The Registrant’s Amended Articles of Association provide that the Board may, to the extent permitted by law, indemnify members of the Board or executive management for any damages suffered through administrative or judicial proceedings, or settlements, in connection with their services for the Registrant, or provide advances on such amounts, or purchase insurance. Such indemnification, advances, and insurance shall not be considered compensation. In addition, the Registrant’s organizational regulations provide that the Registrant will, to the extent permitted by law, indemnify current or former members of the Board and executive management for any damage suffered by them as a result of any threatened, pending or completed actions, claims or proceedings, or settlements thereof, in connection with their services as members of the executive bodies for the Registrant or any of the Registrant’s subsidiaries, and to provide advances on such amounts (including advances on expenses reasonably incurred).

The Registrant intends to enter into customary indemnification agreements, either separately or through the applicable employment or other engagement agreements, with each of its directors and each member of the executive management.

Swiss law permits a company and each board member or officer individually to purchase and maintain insurance for directors and officers. The Registrant currently has, and anticipates maintaining,  customary directors’ and officers’ insurance for its directors and officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

 Item 8.  Exhibits.

Exhibit Number
2.1#
Agreement and Plan of Merger, dated as of December 16, 2024, by and among The Shyft Group, Inc., Aebi Schmidt Holding AG, ASH US Group, LLC and Badger Merger Sub, Inc. (attached as Annex A to the Registrant’s Amendment No. 2 to Registration Statement on Form S-4 filed on May 5, 2025 (File No. 333-286373))

3.1*	Amended Articles of Association of Aebi Schmidt Holding AG, effective as of July 1, 2025
3.2*	Organizational Regulations of Aebi Schmidt Holding AG, effective as of July 1, 2025
5.1*	Opinion of Bär & Karrer AG
10.1*	The Shyft Group, Inc. 2016 Stock Incentive Plan, as amended
10.2*	Second Amendment to The Shyft Group, Inc. 2016 Stock Incentive Plan
10.3*	The Shyft Group, Inc. 2016 Stock Incentive Plan (Amended and Restated Effective May 17, 2023)
10.4*	First Amendment to The Shyft Group, Inc. 2016 Stock Incentive Plan (Amended and Restated Effective May 17, 2023)
10.5*	The Shyft Group, Inc. Stock Incentive Plan (2025)
10.6*	First Amendment to The Shyft Group, Inc. Stock Incentive Plan (2025)
23.1*	Consent of Pricewaterhouse Coopers AG
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of Bär & Karrer AG (included in Exhibit 5.1)
23.4*	Consent of Davis Polk & Wardwell LLP
23.5*	Consent of Deutsche Bank Securities Inc
24.1*	Powers of Attorney (included on signature page)
107.1*	Filing Fee Table

*        Filed herewith.
#        Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Aebi Schmidt agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

Item 9.  Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Zurich, Switzerland, on the 1st day of July, 2025.

AEBI SCHMIDT HOLDING AG

By:		/s/ Barend Fruithof
	Name:	Barend Fruithof
	Title:	Group Chief Executive Officer

By:		/s/ Thomas Schenkirsch
	Name:	Thomas Schenkirsch
	Title:	Head Group Strategic Development

POWER OF ATTORNEY AND SIGNATURES

Know all persons by these presents, that each person whose signature appears below constitutes and appoints Barend Fruithof and Thomas Schenkirsch, and each of them, as his or her true and lawful attorney-in-fact and agents, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable the Registrant to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Barend Fruithof
Barend Fruithof	Chief Executive Officer and Director (Principal Executive Officer)	July 1, 2025
/s/ Marco Portmann
Marco Portmann	Chief Financial Officer (Principal Financial Officer)	July 1, 2025
/s/ Joel Meury
Joel Meury	Group Controller (Principal Accounting Officer)	July 1, 2025
/s/ Steffen Schewerda
Steffen Schewerda	Authorized Representative in the United States	July 1, 2025

/s/ Peter Spuhler
Peter Spuhler	Director	July 1, 2025

/s/ Andreas Rickenbacher
Andreas Rickenbacher	Director	July 1, 2025

/s/ Martin Ritter
Martin Ritter	Director	July 1, 2025

/s/ Patrick Schaub
Patrick Schaub	Director	July 1, 2025

/s/ Daniela Spuhler-Hoffman
Daniela Spuhler-Hoffman	Director	July 1, 2025